Exhibit 16(b)

POWER OF ATTORNEY

The undersigned, being a Trustee of BlackRock Funds V, hereby authorizes John M. Perlowski, Jennifer McGovern, Trent Walker, Janey Ahn and Jay M. Fife, or any of them, as attorney-in-fact, to sign on his behalf in the capacities indicated (and not in such person’s personal individual capacity for personal financial or estate planning), the Registration Statement on Form N-14 for BlackRock Funds V or any amendment thereto (including any pre-effective or post-effective amendments) for or on behalf of BlackRock Funds V, or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

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IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 1st day of February, 2024.

Signature	Title

/s/ Arthur P. Steinmetz Arthur P. Steinmetz	Trustee

[Signature Page to Power of Attorney for BlackRock Funds V N-14]